Exhbit 3.5

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION INTO
FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of each constituent corporation is Xiangtian (USA) Air Power Co., Ltd., a Nevada corporation, and Xiangtian (USA) Air Power Co., Ltd., a Delaware corporation.
SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.
THIRD: The name of the surviving corporation is Xiangtian (USA) Air Power Co., Ltd., a Nevada corporation.
FOURTH:the Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.
FIFTH: The merger is to become effective on August 22, 2016
SIXTH: The Agreement of Merger is on file at Yanjiao Development Zone Sanhe City, Hebei Province, China 065201, the place of business of the surviving corporation.
SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.
EIGHT: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising form this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at   ____________________________________________________.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the _______________day of , ____________A.D., 2016.

By: ______________________________
                          Authorized Officer

Name:  Zhou Deng Hua
                           Print or Type

Title: Chief Executive Officer